Page 103 of 128 Pages

Exhibit 7

                            PICK COMMUNICATIONS CORP.

      SUBSCRIPTION AGREEMENT (the "Subscription Agreement" or the "Agreement") made as of this __ day of March, 1999, between PICK Communications Corp., a Nevada corporation with offices at 155 Route 46 West, Wayne Interchange Plaza II, Third Floor, Wayne, New Jersey 07470 (the "Company") and the undersigned (the "Subscriber").

      WHEREAS, the Company is a party to an agreement dated March 3, 1999 with Commonwealth Associates L.P. ("Commonwealth") and Diego Leiva (the "Purchase Agreement") pursuant to which Commonwealth and/or Permitted Designees (as defined in the Purchase Agreement) are entitled to purchase shares of Series B Convertible Preferred Stock (the "Shares") of the Company for a purchase price of $1.00 per share (subject to adjustment); and

      WHEREAS, the Subscriber represents that the Subscriber is either Commonwealth, an officer, employee or affiliate of Commonwealth, or a Permitted Designee; and

      WHEREAS, the Company and the Subscriber wish to set forth additional terms and conditions relating to the Subscriber's purchase of the Shares.

      NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

      I. SUBSCRIPTION FOR SHARES AND REPRESENTATIONS BY AND COVENANTS OF SUBSCRIBER

      1.1 The Company is currently taking all required steps to effect a change in its authorized capital stock, by either a reverse split and/or an increase in the authorized shares, to provide sufficient authorized shares for all its currently outstanding shares on a fully diluted basis, as well as the Shares covered by the Purchase Agreement and any other required issuances. The Company has obtained the approval its shareholders and its Board of Directors and is in the process of complying with Securities and Exchange Commission (the "SEC" or the "Commission") requests to effect the proposed change. In any event, Diego Leiva has also agreed to escrow seven million of his shares for the benefit of Commonwealth and/or the Permitted Designees until the number of authorized shares is amended if Commonwealth and/or the Permitted Designees and/or the Holders (as defined in the Purchase Agreement) are unable to obtain common stock upon conversion of their Preferred Stock and/or Notes (as defined in the Purchase Agreement).

      1.2 The Subscriber represents and warrants that the Subscriber is an "accredited investor" as such term in defined in Rule 501 of Regulation D promulgated under the United States Securities Act of 1933, as amended (the "Act") and is able to bear the economic risk of an investment in the Shares.

      1.3 The Subscriber acknowledges that the Subscriber has prior investment experience, including investment in non-listed and non-registered securities, or the Subscriber has employed the

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                                                           Page 104 of 128 Pages

services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by the Company and to evaluate the merits and risks of such an investment.

      1.4 The Subscriber represents that the Shares are being purchased for investment and not for distribution or resale to others. The Subscriber agrees not to sell or otherwise transfer the Shares unless they are registered under the Act or unless an exemption from such registration is available.

      1.5 The Subscriber understands that Rule 144 (the "Rule") promulgated under the Act requires, among other conditions, a one year holding period prior to the resale (in limited amounts) of securities acquired in a non-public offering without having to satisfy the registration requirements under the Act. The Subscriber understands that the Company makes no representation or warranty regarding its fulfillment in the future of any reporting requirements under the Securities Exchange Act of 1934, as amended, or its dissemination to the public of any current financial or other information concerning the Company, as is required by the Rule as one of the conditions of its availability. The Subscriber understands and hereby acknowledges that the Company is under no obligation to register the Shares under the Act, with the exception of certain registration rights relating to the shares of Common Stock issuable upon conversion of the Shares (the "Underlying Shares") set forth in the Purchase Agreement and Article IV herein. The Subscriber consents that the Company may, if it desires, permit the transfer of the Shares out of the Subscriber's name only when the request for transfer is accompanied by an opinion of counsel reasonably satisfactory to the Company that neither the sale nor the proposed transfer results in a violation of the Act or any applicable state "blue sky" laws (collectively " Securities Laws"). The Subscriber agrees to hold the Company and its directors, officers and controlling persons and their respective heirs, representatives, successors and assigns harmless and to indemnify them against all liabilities, costs and expenses incurred by them as a result any sale or distribution by the undersigned Subscriber in violation of any Securities Laws

      1.6 The Subscriber consents to the placement of a legend on any certificate or other document evidencing the Shares stating that they have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale thereof.

      1.7 The Subscriber hereby represents that the address of Subscriber furnished by him at the end of this Subscription Agreement is the undersigned's principal residence if he is an individual or its principal business address if it is a corporation or other entity.

      1.8 The Subscriber acknowledges that if he is a Registered Representative of an NASD member firm, he must give such firm the notice required by the NASD's Rules of Fair Practice, receipt of which must be acknowledged by such firm on the signature page hereof.

      1.9 The Subscriber acknowledges that at such time, if ever, as the Underlying Shares are registered, sales of the Underlying Shares will be subject to state securities laws, including those of states which may require any securities sold therein to be sold through a registered broker-dealer or in reliance upon an exemption from registration.

      1.10 If the undersigned Subscriber is a partnership, corporation, trust or other entity, such partnership, corporation, trust or other entity further represents and warrants that: (i) it was not formed for the purpose of investing in the Company; (ii) it is authorized and otherwise duly qualified

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                                                           Page 105 of 128 Pages

to purchase and hold the Shares; and (iii) that this Subscription Agreement has been duly and validly authorized, executed and delivered constitutes the legal, binding and enforceable obligation of the undersigned.

      II. RISK FACTORS

      An investment in the Shares involves a high degree of risk. This Subscription Agreement contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this Subscription Agreement, the words "anticipate", "believe", "estimate", "expect" and similar expressions, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

Significant and Continuing Losses

      The Company has experienced significant operating losses since it commenced full operations in 1994. The Company incurred net losses of approximately $1,251,000, $1,071,000 and $9,500,000 for the years ended December 31, 1994, 1995, and 1997 and $8,067,000 for the nine-month period ended September 30, 1998. Although the Company had net income of $1,636,000 in 1996, this resulted from non-cash, non-operating income, which was offset in 1997 by non-cash non-operating losses.

      The Company significantly curtailed its operations during the first half of 1998, while it installed and tested two new switches which should allow the Company to better control its operations. Consequently total revenues amounted to approximately $6,239,000 for the nine month period ended September 30, 1998, compared to $7,591,000 for the comparable period last year. While the new switches are fully operational, there can be no assurance that the Company will be able to return in the foreseeable future to the level of sales it had at the end of 1997. The Company will continue to have a high level of operating expenses and will be required to make significant up-front expenditures in connection with its proposed expansion and development of new products (including, but not limited to, salaries of executive, marketing and other personnel). The Company expects to incur additional losses until such time as it is able to generate sufficient revenues to finance its operations and the costs of expansion. There can be no assurance that the Company will be able to generate such revenues and operate profitably.

Immediate Need for the Proceeds of the Offering and Additional Financing

      The Company is without cash on hand to meet its current obligations. The Company will not be able to sustain its operations without funding such as the sale of the Shares. The Company has an immediate need for the proceeds of the sale of the Shares in order to pay outstanding past-due payables, meet its immediate payroll obligations and finance its current business operations.

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                                                           Page 106 of 128 Pages

      As of February 17, 1999, the Company had approximately $20 million of short term indebtedness, including, approximately $8 million of trade payables, $2 million of a short-term loan which was extended buy may become due and payable immediately and $9.9 million of 18% senior secured notes (the "Notes"), plus accrued interest, currently due on March 31, 1999.

      At September 30, 1998, the Company had a working capital deficit of $13,977,767 and a stockholders' deficit of $11,796,854. During 1998, the Company obtained interim financing, loans and advances in the aggregate amount of approximately $12,900,000.

      The proceeds of the sale of the Shares will be sufficient to enable the Company to continue operations on an extremely limited basis only. The Company needs substantial financing to repay the Notes and for additional working capital. In the event that the Company is unable to obtain such additional financing, the Noteholders can declare a default and cause the Company to curtail its operations, sell assets, and/or be forced to seek protection under the Federal bankruptcy laws. In such an event, the owners of the Shares hereby can lose their entire investment in the Company.

      Exclusive of the $1,000,000 purchase price of the Shares, the Company has no firm arrangements with respect to additional financing, and it is not anticipated that existing stockholders will provide any portion of the Company's future financing requirements. While the Company has had discussions with potential sources of financing, there can be no assurance that additional financing, will be available to the Company on commercially reasonable or acceptable terms, if at all. The failure to secure necessary financing would be expected to have a material adverse impact on the Company as set forth above.

Qualified Financial Statements Based on Obtaining Financing and Attaining Successful Operations.

      The Company has incurred operating losses and negative cash flow from operations in 1997, 1996 and 1995 as stated in the Financial Statements and had a working capital deficiency of $7,406,000 at December 31, 1997. These operating losses and negative cash flow have continued in 1998 and 1999. In addition, substantially all of the debts of the Company are short term. The Company's Former Accountants issued a qualified report on the Company's financial statements as at and for the year ended December 31, 1997. The report states that without the Company extending the payout terms, negotiating additional long-term financing arrangements and additional equity, or increasing revenues and/or decreasing expenses, these facts, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. See "Report of Certified Public Accountants" and "Note l4 of Notes to Financial Statements" contained in the Company's Annual Report on Form 10-K.

Restated Financial Statements

      The Company's financial statements as of March 31, 1997 were restated in June 1998. The Company initially did not report any gains or losses on the disposition of marketable equity securities for transactions consummated in the first quarter of 1997, as the Company believed that it was not appropriate to recognize losses on the acquisition of its and its subsidiary's common stock or on the exchange of one investment in marketable equity securities for a similar investment. While the

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                                                           Page 107 of 128 Pages

Company believed its initial reporting was correct when made, the Company subsequently determined that it would have been preferable to record these transactions based upon the fair value of the assets exchanged, resulting in the recognition of approximately $9,400,000 in non-cash, non-operating losses. The effect of the restatement for the quarter ended March 31, 1997, was to reduce net income of $948,711 to a net loss of $7,626,903. These transactions do not have a cash or operating effect on the Company's results of operations, and, to date, have not adversely affected the price of the Company's Common Stock.

Dependence on Limited Number of Clients

      The Company's prepaid telephone calling card business largely depends upon its relationship with Blackstone Calling Card, Inc. ("Blackstone"). Under the terms of the Company's agreement with Blackstone (the "Blackstone Agreement"), Blackstone had agreed to purchase, after a six month phase-in period ending October 27, 1998, a minimum face value of $5,000,000 per month from the Company, which was expected to result in net revenues of approximately $3,000,000 per month to the Company. It is anticipated that the Blackstone Agreement will have to be amended to lower the purchase minimum amount and the corresponding revenue to the Company due to the fact that the Company has not received sufficient capacity from Gulfsat Communications Company ("Gulfsat") to terminate Blackstone's requirements. Gulfsat has increased the availability of minutes to the Company, however, not enough to satisfy Blackstone's requirements.

      The termination of business by Blackstone could have a material adverse effect on the Company. The Blackstone Agreement is subject to termination by either party without cause at the end of year one or upon 60 days' prior notice by Blackstone if the Company fails to maintain overall network quality.

      In 1997, approximately 19% and 13% of the Company's revenues were from two customers, Trescom and DC Communications Corp. During the first nine months of 1998, approximately 65% of the Company's revenues were from Blackstone.

Limited Operating History

      The Company was organized in April 1984 and had no operations when it acquired control of Public Info/Comm Kiosk, Inc. ("Kiosk") in September 1995, in a reverse merger. The Company has a limited operating history upon which an evaluation of the Company's future performance and prospects can be made. The Company's prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in the telecommunications industry, which is an evolving industry characterized by intense competition.

Competition

      The Company faces intense competition in the marketing and sale of its prepaid telephone calling card products and long distance services. The Company's telephone debit cards and long distance services compete for consumer recognition with other prepaid phone cards, credit calling cards and long distance telephone services which have achieved significant international, national and regional consumer loyalty. Many of these products and services are marketed by companies which are well-established, have reputations for success in the development and sale of products and

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                                                           Page 108 of 128 Pages

services and have significantly greater financial, marketing, distribution, personnel and other resources than the Company, thereby permitting such companies to implement extensive advertising and promotional campaigns, both general and in response to efforts by additional competitors to enter into new markets and introduce new products and services. Certain of these competitors, including AT&T, MCI, Sprint and the "Baby Bells," such as Bell Atlantic and Bell South, dominate the telecommunications industry and have the financial resources to enable them to withstand substantial price competition, which is expected to increase significantly. These and other large telephone companies, as well as retailers, such as Southland Corp., have entered into the telephone debit card segment of the industry. In addition, because the prepaid phone card segment of the industry has no substantial barriers to entry, competition from smaller competitors in the Company's target markets is also expected to continue to increase significantly.

      The telecommunications industry is characterized by frequent introduction of new products and services, and is subject to changing consumer preferences and industry trends, which may adversely affect the Company's ability to plan for future design, development and marketing of its products and services. The markets for telecommunications products and services are also characterized by rapidly changing technology and evolving industry standards, often resulting in product obsolescence or short product life cycles. The proliferation of new telecommunications technologies, including personal communication services, cellular telephone products and services and telephone debit cards employing alternative technologies, may reduce demand for telephone debit cards generally.

      The Internet services business is highly competitive and there are few significant barriers to entry. Currently, the Company competes with a number of national and local Internet service providers ("ISPs"). In addition, a number of multinational corporations, including giant communications carriers such as AT&T, MCI, Sprint and some of the regional Bell operating companies, are offering, or have announced plans to offer, Internet access or on-line services. The Company also faces significant competition from Internet access consolidators such as Verio, Inc. and from on-line service firms such as America Online ("AOL"), CompuServe, and Prodigy. The Company believes that new competitors which may include computer software and services, telephone, media, publishing, cable television and other companies, are likely to enter the on-line services market.

      Many of the Company's Internet service competitors possess financial resources significantly greater than those of the Company and, accordingly, could initiate and support prolonged price competition to gain market share. If significant price competition were to develop, the Company might be forced to lower its prices, which has occurred in the last year, possibly for a protracted period, which would have a material adverse effect on its financial condition and results of operations and could threaten its economic viability. In addition, the Company believes that the Internet service and on-line service businesses will further consolidate in the future, which could result in increased price and other competition in the industry and consequently adversely impact the Company.

      The Company believes that the primary competitive factors among Internet access providers are price, customer support, technical expertise, local presence in a market, ease of use, variety of value-added services and reliability. The Company believes it will be able to compete favorably in these areas. The Company's success in the high-speed direct market will depend heavily upon its ability to provide high quality Internet connectivity and value-added Internet services targeted in

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                                                           Page 109 of 128 Pages

select target markets. Other factors that will affect the Company's success in these markets include the Company's continued ability to attract additional experienced marketing, sales and management talent, and the expansion of support, training and field service capabilities.

      The Company is not presently aware of any competitor offering the same prepaid cellular telephone technology. Although the Company has a patent on such product, larger, more established entities with greater financial and personnel resources than those of the Company have entered into direct competition with the Company offering competing non-infringing products. Accordingly, there can be no assurance that the Company will be able to market the product or compete effectively.

      The Company believes that it competes on the basis of price and service. The Company's success will depend on the Company's ability to anticipate and respond to rapid changes in consumer preferences and the introduction of new products, as well as its ability to retain its favorable gross margins. There can be no assurance that the Company will be able to compete successfully in its markets.

Uncertainty of Market Acceptance

      Achieving market acceptance for the Company's products and services requires substantial marketing efforts and the expenditure of significant funds to create both awareness and demand by large corporations, advertisers and marketers, retailers and consumers. The Company's success depends, in large part, on its ability to attract large corporations to advertise and promote their products and services using the Company's telephone debit cards, as well as the level of acceptance and usage by consumers. Because demand by large corporations, advertisers and marketers, retailers and consumers may be interrelated, any lack or lessening of demand by any one of these consuming entities could adversely affect overall market acceptance of the Company's products and services. There can be no assurance that substantial markets will develop for prepaid cellular phones or any new products, nor can there be any assurance that the Company will be able to meet its current marketing objectives or succeed in positioning itself as a key player in the telecommunications industry.

Risks Associated with Marketing Strategy and Rapid Expansion

      The Company grew from approximately $1.6 million of net sales in 1995 to $9.0 million of net sales in 1997 (prior to the decrease in sales during 1998 discussed elsewhere herein). This has placed demands on the management, employees, operations and physical resources of the organization. Although the Company intends to continue to pursue a strategy of growth and will seek to expand its distribution capabilities to achieve greater penetration in new and emerging telecommunications markets, unless the Company is able to repay its short-term indebtedness it will be without the required funds to do so, and has limited experience in effecting expansion. Implementation of the Company's proposed expansion will depend on, among other things, the Company's ability to establish additional distribution arrangements targeting several market segments, and hire and retain skilled management, financial, marketing, and other personnel.

      The Company's marketing strategy and plans are subject to change as a result of a number of factors, including, but not limited to, progress or delays in the Company's marketing efforts, changes in market conditions (including the emergence of significant supplementary markets), the nature of

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                                                           Page 110 of 128 Pages

possible distribution arrangements which may become available to it in the future and competitive factors. The Company may also seek to expand its operations through the possible acquisition of companies in businesses which the Company believes are complementary with its business. However, there can be no assurance that the Company will be able to implement successfully its business strategy or otherwise expand its operations, or that the Company will ultimately effect any acquisition or integrate successfully into its operations any acquired business.

      In order to manage any future growth, the Company will be required to continue to improve its operating systems, attract and retain skilled management and technical personnel and successfully manage growth (including monitoring operations, controlling costs and maintaining effective quality, and service controls). If the Company is unable to effectively manage its growth, the Company's business, operating results and financial conditions could be adversely affected.

Dependence on Satellites and Third-Party Long Distance Carriers; Possible Service Interruptions and Equipment Failures

      The Company is currently dependent on a limited number of satellites and domestic and international long distance carriers to provide access to long distance telephone service on a cost effective basis. The Company has entered into interconnect agreements or arrangements with satellites and long distance carriers, pursuant to which the Company leases phone lines and transmission facilities necessary to transmit consumer calls. Although the Company believes that it currently has sufficient access to transmission facilities, satellites and long distance networks on favorable terms and believes that its relationships with such third parties are satisfactory, any increase in the rates charged by such third parties would materially adversely affect the Company's operating margins. Failure to obtain continuing access to such facilities, satellites and networks would also have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its operations.

      In addition, the Company's operations require that its switching facilities and its satellites and carriers' long distance networks operate on a continuous basis. It is not atypical for these facilities to experience service interruptions and equipment failures which could last for a significant period of time. It is possible that the Company's switching facilities and its satellites and carriers' long-distance networks may, from time to time, experience service interruptions or equipment failures. Such interruptions occurred during the fourth quarter of 1996, when it lost access to its AT&T switching facilities during a period when it did not have access to an alternative carrier, and in the first quarter of 1998 when the Company was in the process of bringing its own leased switches on line. In addition to having a material adverse effect on the Company's results of operations such interruptions adversely affect consumer confidence, as well as the Company's reputation.

Government Regulations

      Long distance telecommunication services are subject to regulation by the Federal Communications Commission (the "FCC") and by state regulatory authorities. Among other things, these regulatory authorities impose regulations governing the rates, terms and conditions for interstate and intrastate telecommunication services. The federal law governing regulation of interstate telecommunications are the Communications Acts of 1934 and 1996 (the "Communications Acts"), which applies to all "common carriers," including AT&T, MCI and Sprint, as well as entities, such

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                                                           Page 111 of 128 Pages

as the Company, which resell the transmission services provided through the facilities of other common carriers. In general, under the Communications Acts, common carriers are required to charge reasonable rates and are prohibited from engaging in unreasonable practices in the provision of their services. Common carriers are also prohibited from engaging in unreasonable discrimination in their rates, charges and practices.

      The Communications Acts require each common carrier to file tariffs with the FCC. A tariff is a list of services offered, the terms under which the services are offered, and the rates, or range of rates, charged for services. Upon filing a tariff, the service provider is required to provide the services at the rates and under the terms and conditions specified in the tariff. Failure to file a tariff could result in fines and penalties. The Company believes it has filed all required tariffs with the FCC.

      In addition to federal regulation, resellers of long distance services may be subject to regulation by the various state regulatory authorities. The scope of such regulation varies from state to state, with certain states requiring the filing and regulatory approval of various certifications and state tariffs. As the Company expands the geographic scope of its long distance operations, it intends to obtain operating authority as may be required to provide long distance service.

      The Company believes that it is in substantial compliance with all material laws, rules and regulations governing its operations and has obtained or is in the process of obtaining all licenses, tariffs and approvals necessary for the conduct of its business. In the future, legislation enacted by Congress, court decisions relating to the telecommunications industry, or regulatory actions taken by the FCC or the states in which the Company operates could adversely impact the Company's business. Changes in existing laws and regulations, particularly relaxation of existing regulations resulting in significantly increased price competition, may have a significant impact on the Company's activities and on the Company's operating results. Adoption of new statutes and regulations and the Company's expansion into new geographic markets could require the Company to alter its methods of operations, at costs which could be substantial, or otherwise limit the types of services offered by the Company. There can be no assurance that the Company will be able to comply with additional applicable laws, regulations and licensing requirements.

Future Dependence on the Internet; Developing Market

      The Company's ability to derive revenues by providing online commerce and Internet services will depend, in part, upon a developed and robust industry and the infrastructure for providing Internet access and carrying Internet traffic. There can be no assurance that the necessary infrastructure, such as a reliable network backbone, or complementary products, such as high speed modems, will be developed or that the Internet will become a viable commercial marketplace in those segments targeted by the Company. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of use and access, and quality of service, remain unresolved and may impact the growth of Internet use. In the event that the necessary infrastructure or complementary products are not developed or the Internet does not become a viable commercial marketplace, the future business, operating results and financial condition of the Company could be adversely affected if the Company were to expend significant proceeds for the development of Internet services.

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                                                           Page 112 of 128 Pages

Dependence on Key Personnel

      The development of new telecommunications products and services or improvements of the Company's existing products is dependent to a significant degree on the efforts of the Company's Chief Executive Officer, Diego Leiva, as well as certain other officers of the Company. The loss of Mr. Leiva's services for any reason would be expected to have a material adverse effect on the Company. In addition, the Company has obtained a $1 million key-man life insurance policy on Mr. Leiva's life. The Company's future success is also dependent on, among other factors, the successful recruitment and retention of key personnel. Competition for skilled and technical talent is intense. There can be no assurance that the Company will be successful in attracting and retaining such personnel. Any failure by the Company to retain existing key employees or to hire new employees when necessary could have a potential adverse effect upon the Company's business, financial condition and results of operations.

Possible Inability to Recognize Deferred Revenue

      The sale of long distance telephone service through prepaid phone cards may be subject to "escheat" laws in various states. These laws generally provide that payments or deposits received in advance or in anticipation of the provision of utility (including telephone) services that remain unclaimed for a specific period of time after the termination of such services are deemed "abandoned property" and must be remitted to the state. Although the Company is not aware of any case in which such laws have been applied to the sale of prepaid phone cards, and does not believe that such laws are applicable, in the event that such laws are deemed applicable, the Company may be unable to recognize the portion of its deferred revenue remaining upon the expiration of phone cards with unused calling time. In such event, the Company may be required to deliver such amounts to certain states in accordance with these laws, which could have a material adverse effect on the Company.

Control by Management

      Diego Leiva, the Company's Chief Executive Officer, his affiliates and other officers and directors of the Company currently own beneficially approximately 50% of the Company's shares of Common Stock giving effect to all currently exercisable options and warrants but not the conversion of the Notes or the Shares. Therefore, these stockholders may have the ability to elect all of the Company's Directors and to control the outcome of all other issues submitted to the Company's stockholders.

Difficulty of Trading and Obtaining Quotations for Common Stock

      The Company's Common Stock is currently traded in the over-the-counter market in the so-called "pink sheets," and is quoted on the National Association of Securities Dealers, Inc.'s Electronic Bulletin Board under the symbol "PICK." As a result of trading in the over-the-counter market, an investor would likely find it more difficult to dispose of, or to obtain quotations as to the price of the Common Stock.

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                                                           Page 113 of 128 Pages

Penny Stock Regulation

      The trading of the Company's Common Stock is currently subject to Rule 15g-9 promulgated under the Exchange Act for non-Nasdaq and non-exchange listed securities. Under such rule, brokers-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

      The SEC has adopted regulations that generally define a "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share subject to certain exceptions. Such exceptions include equity securities listed on Nasdaq and equity securities issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for more than three years, or (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a risk disclosure schedule explaining the penny stock market and the risks associated therewith.

      The Company's Common Stock is currently a penny stock as defined in the Exchange Act and as such, the market liquidity for the Common Stock is limited to the ability of broker-dealers to sell Common Stock in compliance with the above-mentioned disclosure requirements .

Restrictions on Transferability

      Neither the Shares nor the Underlying Shares have been registered under the Act or under any state securities laws and they cannot be sold, transferred, pledged, assigned, hypothecated or otherwise disposed of without registration under the Act and such laws unless, in the opinion of counsel satisfactory to the Company, any such sale, transfer, assignment, pledge or hypothecation will not violate the registration requirements under the Act or state securities laws. While the Company expects this to occur by the beginning of April 1999, there can be no assurance the Company will obtain such approval. The Rule will not be available for any public sale of the Common Stock unless the requirements thereunder are satisfied, including, but not limited to, the one-year holding period, which commences from the date of purchase of the Shares and that the Company is current in its filings with the SEC. The Company did not timely file its Form 10-K for December 31, 1997 or its Form 10-Q for March 31, 1998, although its Form 10-Q for June 30, 1998 and September 30, 1998 were filed on a timely basis. In the event that the Company has not filed a report required to be filed, an investor hereunder may not be able to sell his Shares under Rule 144 until the time when such report is filed.

      The Company has agreed to file a registration statement registering the Common Stock offered hereby and that issuable upon exercise of the Warrants within 30 days from the filing with the Commission of the Company's Form 10-K for the fiscal year ended December 31, 1998, unless a private placement is still taking place which must be concluded prior to filing a registration statement with the SEC. There can be no assurance that the Company will file such registration statement on a timely basis or that any such registration statement will be declared effective.

                                                           Page 114 of 128 Pages

Shares Eligible For Future Sale

      Of the shares of the Company's Common Stock outstanding, approximately 21,169,711 are "restricted securities," as that term is defined in the Securities Act, and may be sold in compliance with the provisions of the Rule.

      III. REPRESENTATIONS BY THE COMPANY

      The Company represents and warrants to the Subscriber that:

            (a) The Company is a corporation duly organized, existing and in good standing under the laws of the State of Nevada and has the corporate power to conduct the business which it conducts and proposes to conduct and is qualified to do business in New Jersey.

            (b) The execution, delivery and performance of this Subscription Agreement by the Company has been duly approved by the Board of Directors of the Company and the Company will file an Information Statement with the SEC and a Designation (as defined in the Purchase Agreement) by March 12, 1999 and, thereafter, will use its best efforts to effect such changes outlined in the Information Statement.

            (c) The Shares have been duly and validly authorized and when issued and paid for in accordance with the terms hereof, will be duly and validly issued and fully paid and non assessable.

            (d) Except as set forth in Section 1.1 above, the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for conversion of the Shares.

            (e) The Company has obtained, or is in the process of obtaining, all licenses, permits and other governmental authorizations necessary to the conduct of its business; such licenses, permits and other governmental authorizations obtained are in full force and effect; and the Company is in all material respects complying therewith.

            (f) The Company knows of no pending or threatened legal or governmental proceedings to which the Company is a party which could materially adversely affect the business, property, financial condition or operations of the Company.

            (g) The Company is not in violation of or default under, nor will the execution and delivery of this Subscription Agreement, the issuance of the Shares, and the incurrence of the obligations herein and therein set forth and the consummation of the transactions herein or therein contemplated, result in a violation of, or constitute a default under, the Company's articles of incorporation or by-laws, any material obligations, agreement, covenant or condition contained in any bond, debenture, note or other evidence of indebtedness or in any material contract, indenture, mortgage, loan agreement, lease, joint venture or other agreement or instrument to which the Company is a party or by which it or any of its properties may be bound or any material order, rule, regulation, writ, injunction, or decree of any government, governmental instrumentality or court, domestic or foreign.

                                                           Page 115 of 128 Pages

            (h) The financial information contained in the Subscription Agreement presents fairly the financial condition of the Company as of the dates and for the periods indicated.

      IV. REGISTRATION RIGHTS

      4.1 The Company hereby agrees with the holders of the Shares, the Underlying Shares or their transferees (collectively, the "Holders") that no later than one month following the Closing, unless a private placement is still taking place which must be concluded prior to filing a registration statement with the SEC covering the resale of the Underlying Shares on Form S-1 or such other form as the Company desires, pursuant to the Act, and the Company will use its best efforts to cause such registration to become effective as promptly as practicable thereafter.

      The obligation of the Company under this Section 5.1 shall be limited to one registration statement.

      4.2 Registration Procedures. The Company will after the Closing Date:

            (a) prepare and file with the SEC a registration statement with respect to such securities, and use its best efforts to cause such registration statement to become and remain effective until the Underlying Shares are freely saleable without the volume limitations of Rule 144;

            (b) prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective until the Underlying Shares are freely salable without the volume limitation of Rule 144;

            (c) furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

            (d) use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as the Holders may reasonably request in writing within 45 days following the original filing of such registration statement, except that the Company shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

            (e) notify the Holders, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

            (f) notify the Holders promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

            (g) prepare and file with the SEC, promptly upon the request of any Holders, any amendments or supplements to such registration statement or prospectus which, in the opinion of

                                                           Page 116 of 128 Pages

counsel for such Holders (and concurred in by counsel for the Company), is required under the Act or the rules and regulations thereunder in connection with the distribution of Common Stock by such Holders;

            (h) prepare and promptly file with the SEC and promptly notify such Holders of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; and

            (i) advise the Holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

      4.3 Expenses.

            (a) With respect to the registration required pursuant to Section
4.1 hereof, all fees, costs and expenses of and incidental to such registration, inclusion and public offering (as specified in paragraph (b) below) in connection therewith shall be borne by the Company, provided, however, that the Holders shall bear their pro rata share of the underwriting discount and commissions and transfer taxes.

            (b) The fees, costs and expenses of registration to be borne by the Company as provided in paragraph (a) above shall include, without limitation, all registration, filing, and NASD fees, printing expenses, fees and disbursements of counsel and accountants for the Company, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered and qualified (except as provided in 4.3(a) above). Fees and disbursements of counsel and accountants for the Holders and any other expenses incurred by the Holders not expressly included above shall be borne by the Holders.

      4.4 Indemnification.

            (a) The Company will indemnify and hold harmless each Holder of Securities which are included in a registration statement pursuant to the provisions of Section 4.1 hereof, its directors and officers, and any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or such underwriter within the meaning of the Act, from and against, and will reimburse such Holder and each such underwriter and controlling person with respect to, any and all loss, damage, liability, cost and expense to which such Holder or any such underwriter or controlling person may become subject under the Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained

                                                           Page 117 of 128 Pages

therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expenses arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Holder, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

            (b) Each Holder of Securities included in a registration pursuant to the provisions of Section 4.1 hereof will indemnify and hold harmless the Company, its directors and officers, any controlling person and any underwriter from and against, and will reimburse the Company, its directors and officers, any controlling person and any underwriter with respect to, any and all loss, damage, liability, cost or expense to which the Company or any controlling person and/or any underwriter may become subject under the Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by or on behalf of such Holder specifically for use in the preparation thereof.

            (c) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) or (b) of this Section 4.4 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph
(a) or (b), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, provided, however, if counsel for the indemnifying party concludes that a single counsel cannot under applicable legal and ethical considerations, represent both the indemnifying party and the indemnified party, the indemnified party or parties have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said paragraph (a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

                                                           Page 118 of 128 Pages

      V. MISCELLANEOUS

      5.1 Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to the Company, at its registered office, Wayne Interchange Plaza II, Third Floor, Wayne, New Jersey 07470, Attention: Chief Executive Officer and to the Subscriber at his address indicated on the last page of this Subscription Agreement. Notices shall be deemed to have been given on the date of mailing, except notices of change of address, which shall be deemed to have been given when received.

      5.2 This Subscription Agreement shall not be changed, modified or amended except by a writing signed by the parties to be charged, and this Subscription Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

      5.3 This Subscription Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns. This Subscription Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

      5.4 Notwithstanding the place where this Subscription Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of New York. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Subscription Agreement shall be adjudicated before a court located in New York City and they hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York, New York and of the federal courts in the Southern District of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Subscription Agreement or any acts or omissions relating to the sale of the securities hereunder, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth below or such other address as the undersigned shall furnish in writing to the other.

      5.5 This Subscription Agreement may be executed in counterparts.

      5.6 The holding of any provision of this Subscription Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Subscription Agreement, which shall remain in full force and effect.

      5.7 It is agreed that a waiver by either party of a breach of any provision of this Subscription Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

      5.8 The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Subscription Agreement.

                                                           Page 119 of 128 Pages

      5.9 The Company agrees not to disclose the names, addresses or any other information about the Subscribers, except as required by law, provided, that the Company may use information relating to the Subscriber in any registration statement under the Act with respect to the Securities.

            IN WITNESS WHEREOF, the parties have executed this Subscription Agreement as of the day and year first written above.


------------------------------                 ---------------------------------
Signature of Subscriber                        Signature of Co-Subscriber


------------------------------                 ---------------------------------
Name of Subscriber                             Name of Co-Subscriber
  [please print]


------------------------------                 ---------------------------------
Address of Subscriber                                 Address of Co-Subscriber


------------------------------                 ---------------------------------
Social Security or Taxpayer                    Social Security or Taxpayer
Identification Number of Subscriber               Identification Number of
                                                  Co-Subscriber


------------------------------
Number of Shares of Preferred Stock
Subscribed For

*If Subscriber is a Registered Representative with an NASD member firm, have the following acknowledgment signed by the appropriate party:

The undersigned NASD member firm
acknowledges receipt of the notice
required by Rule 3050 of the NASD              Subscription Accepted:
Conduct Rules.
                                               PICK COMMUNICATIONS CORP.

------------------------------
Name of NASD Member Firm                       By:
                                                   -----------------------------
                                                   Name:
                                                   Title:

By
   ---------------------------
   Authorized Officer